TRANSACTIONS SUBJECT TO RULE  10f - 3  PROCEDURES

     Fund:       JPM Small Co                    Security:
                                                 Equity Office Properties Trust
                                                 Common Stock
     Issuer:     Equity Office Properties Trust

REQUIRED INFORMATION                              APPLICABLE RESTRICTION

1. Offering Date  7/7/97                          None

2. Total Size of Offering 525,000,000             None

3. Unit Price of Offering       21.00             None

4. Underwriting  Spread         1.365             Morgan Guaranty determination
                                                  must be made

5. Years of Issuer's Operations    11             Must be at least three*

6. Underwriting                  firm             Must be firm

7. Trade Date                  7/7/97             No later than 1 day after #1

8. Portfolio Assets on
   Trade Date               4,981,009             None

9. Price Paid per Unit          21.00             Must not exceed #3  ($21.00)

10.Total Price Paid by Portfolio 46,200           Must not exceed #8x3%
                                                 ($149,430.27)

11.Total Price Paid by Portfolio
   plus Total Price Paid for same
   securities by associated Funds  3,765.300      If less than $500,000, must
                                                  not exceed #2 x 10% ( N/A),
                                                  otherwise must not exceed
                                                  #2 x 4% ( 21,000,000)

12.List of Underwriters from whom                 Must not include  Morgan
   Portfolio purchased           Merrill Lynch    Guaranty or affiliates **


     Morgan Guaranty has determined that the underwriting commission, spread or profit is reasonable and fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, Morgan Guaranty has considered the factors set forth in the Fund's 10f-3 procedures.


                                              James B. Otness
                                              Portfolio Manager

     * Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii) , whichever is met.

     ** For munis purchased from syndicate manager, check box to confirm that the purchase was not designated as a group sale.


     List of Underwriters or Dealer from whom Portfolio purchased:
                 Merrill Lynch